AMENDMENT TO the

Custodial and Agency Services AGREEMENT

This Amendment is made to the Custodial and Agency Services Agreement dated April 23, 2012 (“Agreement”) between Citibank, N.A. (“Custodian”) and Strategy Shares (“Client”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement, except as noted below. This Amendment shall be effective as of September 18, 2020.

WHEREAS, the Custodian and the Client agree to add Strategy Shares Gold-Hedged Bond ETF, a series of the Client (the “Gold ETF”) as a Fund;

WHEREAS, the Custodian and the Client agree to add SSGBI Fund Limited, a Cayman Islands exempted company that operates as a wholly owned subsidiary of the Gold ETF (“SSGBI”), as a party to the Agreement (the Custodian, the Client, and SSGBI are collectively referred to herein as the “Parties” and each, a “Party”);

WHEREAS, the Custodian agrees to perform certain services for SSGBI as described in the Agreement and as appropriate to SSGBI’s structure and operations;

WHEREAS, the Parties desire to add the U.S. Stay Protocol Annex to the Agreement in order to address certain regulatory requirements imposed by the U.S. Stay Protocol;

WHEREAS, the Parties desire to add the Confidentiality and Data Privacy Conditions to the Agreement to address legal and regulatory developments in the area of data privacy; and

WHEREAS, the Parties wish to amend Appendix A of the Agreement to reflect the addition of the Fund and SSGBI to the List of Funds, and to make certain other changes to the List of Funds;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.            Addition of SSGBI as an Additional Party to the Agreement.

(a)         The Agreement is hereby amended to reflect the addition of SSGBI as an equal party to the Agreement, with the effect that all rights and obligations of the Trust and the Gold ETF, as a Fund, shall apply equally to SSGBI, as the Gold ETF’s wholly-owned subsidiary.

(b)         The Parties agree that the terms “Trust,” “Fund” and “Client” for purposes of the Agreement shall henceforth be construed as applying equally to SSGBI unless the context otherwise requires, and further agree that the services to be provided to SSGBI, in each case pursuant to the Agreement, shall be appropriate to the SSGBI’s structure and operations as a Cayman Islands exempted company that operates as a wholly owned subsidiary of the Gold ETF.

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2.            Addition of U.S. Stay Protocol Annex.

The “ANNEX TO GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT U.S. SPECIAL RESOLUTION REGIME RECOGNITION” attached to the end of this Amendment is hereby included at the end of the Agreement.

3.            Addition of Confidentiality and Data Privacy Conditions Annex.

The “ANNEX TO GLOBAL CUSTODIAL SERVICES AGREEMENT CONFIDENTIALITY AND DATA PRIVACY CONDITIONS” attached to the end of this Amendment is hereby included after the U.S. Stay Protocol Annex at the end of the Agreement.

4.            Amendment to Appendix A – List of Funds.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached to the end of this Amendment.

5.            Miscellaneous.

(a)         This Amendment supplements and amends the Agreement. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Citibank, N.A.	Strategy Shares
By:	By:
Name:	Name:
Title:	Title:

SSGBI Fund Limited
By:
Name:
Title:

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ANNEX TO GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT

U.S. SPECIAL RESOLUTION REGIME RECOGNITION

(1) Recognition of U.S. Regimes. In the event that the Custodian becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit Enhancement between the parties (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from Custodian will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States. In the event Custodian or any Citi Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against Custodian are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States.

(2) Effective Date. The provisions of this Appendix will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(3) Definitions. For the purposes of this Appendix, the following definitions apply:

“Applicable Compliance Date” means: (a) the date of this Agreement, if Client is a covered entity under the QFC Stay Rules; (b) July 1, 2019, if Client is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (c) otherwise, January 1, 2020.

“Citi Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of Custodian.

“Credit Enhancement” means, with respect to any Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Custodian or Client thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

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“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8. All references herein to the QFC Stay Rules shall be construed, with respect to Custodian to mean the particular QFC Stay Rule(s) applicable to it.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

End of Annex

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ANNEX TO GLOBAL CUSTODIAL SERVICES AGREEMENT

CONFIDENTIALITY AND DATA PRIVACY CONDITIONS

1.  Introduction.

These conditions (“Conditions”) form part of the Global Custodial and Agency Services Agreement (the “Agreement”) that applies between the Client and the Custodian. The Conditions explain how each party may use, and must protect, the other party’s Confidential Information (including Personal Data) in connection with the provision by the Custodian, and receipt and use by the Client, of accounts (i.e. each Cash Account and Custody Account under the Agreement) and other services, whether or not account-related pursuant to the Agreement (collectively, “Services”). “Custodian” and “Client” each has the meaning specified in the Agreement, as defined below.

2.Protection	of Confidential Information.

2.1 Definitions.

“Confidential Information” means information (in tangible or intangible form) relating to the disclosing party and/or its affiliates (including any entity that directly or indirectly controls, is controlled by or is under common control with, a party), branches or representative offices (collectively, “Affiliates”) or their respective Representatives or Owners, that is received or accessed by the receiving party or its Affiliates or their respective Representatives in connection with providing, receiving or using Services. “Confidential Information” includes Personal Data, information relating to the Custodian’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and online computer screens), pricing information, internal policies, operational procedures, bank account and/or Custodian details, transactional information, and any other information, in each case that: (i) is designated by the disclosing party as confidential at the time of disclosure; (ii) is protected by applicable bank secrecy or other laws and regulations; or (iii) a reasonable person would consider to be of a confidential and/or proprietary nature given the nature of the information and the circumstances of its disclosure.

“Owner” means any natural person or entity (or its branch) that: (i) owns, directly or indirectly, stock of, or profits, interests or capital or beneficial interests in, a party; or (ii) otherwise owns or exercises control over a party directly or indirectly through ownership, controlling interest or any other arrangement or means, including: (a) a person who ultimately has a controlling interest in, or who otherwise exercises control over, a party; or (b) the senior managing official(s) of a party.

“Representatives” means a party’s officers, directors, employees, contractors, agents, representatives, professional advisers and Third Party Service Providers.

2.2 Protection. The receiving party will keep the disclosing party’s Confidential Information confidential on the terms hereof and exercise at least the same degree of care with respect to the disclosing party’s Confidential Information that the receiving party exercises to protect its own Confidential Information of

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a similar nature, and in any event, no less than reasonable care. The receiving party will only use and disclose the disclosing party’s Confidential Information to the extent permitted in these Conditions.

2.3 Exceptions to Confidentiality. Notwithstanding anything in these Conditions to the contrary but subject to Data Protection Law, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the wrongful act or omission of the receiving party or its Affiliates or their respective Representatives in breach of these Conditions; (ii) is lawfully obtained by the receiving party from a third party, or is already known by the receiving party, in each case without notice of any obligation to maintain it as confidential; (iii) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information; (iv) an authorized officer of the disclosing party has agreed in writing that the receiving party may disclose on a non-confidential basis; or (v) has been anonymized and/or aggregated with other information such that neither the Confidential Information of the disclosing party nor the identity of any Data Subject is disclosed.

3. Authorised Disclosures.

3.1 Definitions.

“Custodian Recipients” means the Custodian, Custodian Affiliates and their respective Representatives.

“Payment Infrastructure Provider” means any Clearance System (as defined in the Agreement) including any third party that forms part of a payment system infrastructure or which otherwise facilitates payments, including without limitation, communications, clearing and other payment systems or service providers; intermediary, agent and correspondent bank; digital or ewallets; or similar entities but excluding any third parties that have been appointed as agents by Custodian Recipients in connection with the Agreement.

“Permitted Purposes” means in relation to a party’s (or its Affiliates’ or their respective Representatives’) use of the other party’s (or its Affiliates’ or their respective Representatives’) Confidential Information:

(A) To provide, or to receive and use, the Services in accordance with the Agreement and other applicable documentation and to undertake related activities, such as, by way of non-exhaustive example:

(1) To fulfill applicable domestic and foreign legal, regulatory and compliance requirements (including know your customer (KYC) and anti-money laundering (AML) obligations applicable to a party and/or its Affiliates) and to otherwise make the disclosures specified in Condition 3.3 (Legal and Regulatory Disclosures);

(2) To verify the identity or authority of a party’s Representatives who interact with the other party;

(3) For risk assessment, information security management, statistical, trend analysis and planning purposes;

(4) To monitor and record calls and electronic communications with the other party for quality, training, investigation and fraud and other crime prevention purposes;

(5) For fraud and other crime detection, prevention, investigation and prosecution;

(6) To enforce and defend a party’s or its Affiliates’ rights; and

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(7) To manage a party’s relationship with the other party (which may include the Custodian providing information to the Client and its Affiliates about the Custodian’s and Custodian Affiliates’ products and services);

(B) To make disclosures to third parties to whose accounts or from whose accounts the Client instructs the Custodian or Custodian Affiliates to make or receive a payment from an account, to make or receive any delivery of other property or to enable such third parties to perform reconciliations;

(C) To make disclosures to Payment Infrastructure Providers and to the Custodian’s and Custodian Affiliates’ Third Party Service Providers in connection with the provision of the Services;

(D) To make disclosures to, and to obtain information from, credit information bureaus, credit rating agencies, central banks or other bodies in connection with risk-based analysis and decisions by the Custodian or where such disclosures are otherwise required by applicable law, regulation or market practices, including to securities issuers or their agents or representatives;

(E) To make disclosures to the disclosing party’s Affiliates and third party designees;

(F) In connection with the provision of products and services (including supporting the opening of accounts) by the Custodian and Custodian Affiliates to the Client’s Affiliates including transfer agents or registrars in connection with any property of the Client; and

(G) For any additional purposes expressly authorised by the other party.

“Third Party Service Provider” means a third party selected by the receiving party or its Affiliate to provide services to or for the benefit of the receiving party, and who is not a Payment Infrastructure Provider (e.g. technology service providers, business process service providers, call center service providers, outsourcing service providers, consultants and other external advisors).

3.2 Permitted Disclosures. The disclosing party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the receiving party may use and disclose the disclosing party’s Confidential Information to the receiving party’s Affiliates and to its and their respective Representatives, Payment Infrastructure Providers and any other third party recipients specified in these Conditions, who require access to such Confidential Information to the extent reasonably necessary to fulfil the relevant Permitted Purposes. The receiving party shall ensure that any of its Affiliates and Representatives to whom the disclosing party’s Confidential Information is disclosed pursuant to this Condition 3.2 shall be bound to keep such Confidential Information confidential and to use it for only the relevant Permitted Purposes.

3.3 Legal and Regulatory Disclosures. The disclosing party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the receiving party (and, where the Custodian is the receiving party, Custodian Recipients and Payment Infrastructure Providers) may disclose the disclosing party’s Confidential Information pursuant to: (i) legal process; (ii) any other domestic or foreign legal and/or regulatory permission, obligation or request; (iii) agreement entered into by any of them and any domestic or foreign governmental authority; or (iv) between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and other governmental authorities.

4. Retention Period.

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Each of the Client and Custodian Recipients may retain, use, and as applicable Process, the other party’s Confidential Information for the period of time reasonably necessary for the relevant Permitted Purposes. On termination of the provision of the Services (including closure of accounts), each of the Client and Custodian Recipients shall be entitled to retain, use, and as applicable Process, the other party’s Confidential Information for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies, to the extent that this is permissible under applicable laws and regulations, and otherwise in accordance with these Conditions, but shall otherwise securely destroy or delete such Confidential Information.

5. Information Security.

The Custodian will, and will use reasonable endeavors to ensure that Custodian Affiliates and Third Party Service Providers will, implement reasonable and appropriate physical, technical and organizational security measures to protect Client Confidential Information that is within its or their custody or control against unauthorized or unlawful use (or in the case of Personal Data, unlawful Processing) and accidental destruction or loss.

6. Personal Data.

6.1 Definitions.

"Data Protection Law" means any and all applicable data protection and privacy laws and regulations relating to the Processing of Personal Data, including any amendments or supplements to or replacements thereof.

“Data Subject” means a natural person who is identified, or who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify a Data Subject, or if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

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“Security Incident” means an incident whereby the confidentiality of disclosing party Personal Data within the receiving party’s custody or control has been materially compromised in violation of these Conditions so as to pose a reasonable likelihood of harm to the Data Subjects involved.

6.2 Compliance with Data Protection Law. In connection with the provision or receipt and use of the Services: (i) each party will comply with Data Protection Law; and (ii) the Client confirms that any Personal Data that it provides to Custodian Recipients has been Processed fairly and lawfully, is accurate and is relevant for the purposes for which it is being provided.

6.3 Cross-border Personal Data transfers. The Client acknowledges, and where required by applicable law or regulation agrees, that in the connection with providing the Services and otherwise making disclosures pursuant to Condition 3 (Authorised Disclosures), Personal Data of Client Data Subjects (e.g., the Client or its Affiliates’ respective Representatives and Owners) may be disclosed and/or transferred to recipients located in countries other than the country in which the Custodian entity or its branch which provides the Services is established or the Client is located. However, the Custodian: (i) requires its Affiliates and Third Party Service Providers to protect Personal Data pursuant to Condition 5 (Information security); and (ii) carries out cross-border transfers of Personal Data in accordance with Data Protection Law.

6.4 Legal basis for Processing Personal Data. To the extent that the Custodian Processes Personal Data of Client Data Subjects, the Client warrants that it has, if and to the extent required by Data Protection Law, provided notice to and obtained valid consent from such Data Subjects in relation to the Custodian’s Processing of their Personal Data as described in these Conditions, and in any applicable Custodian Privacy Statement or other privacy disclosure(s) accessible at https://www.citibank.com/icg/global_markets/uk_terms.jsp (or such other URL or statement as the Custodian may notify to the Client from time to time). If the Client is itself a Data Subject, the Client warrants that if and to the extent required by Data Protection Law: (a) it has received the privacy disclosure(s) referenced in the preceding sentence; and (b) it consents to such Processing.

6.5 Security Incidents.

(A) If the Custodian becomes aware of a Security Incident, the Custodian will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of applicable laws and regulations. The Custodian will notify the Client of a Security Incident as soon as reasonably practicable after the Custodian becomes aware of it, unless the Custodian is subject to a legal or regulatory constraint, or if it would compromise the Custodian’s investigation.

(B) Each party is responsible for making any notifications to regulators and Data Subjects concerning a Security Incident that it is required to make under Data Protection Law. Each party will provide reasonable information and assistance to the other party to the extent necessary to help the other party to meet its obligations to regulators and Data Subjects.

(C) Neither party will issue press or media statements or comments in connection with any Security Incident that name the other party unless it has obtained the other party’s prior written permission [or

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unless such Security Incident has otherwise become publicly known other than through a disclosure that is prohibited under this sentence].

7. Provision of Data From Vendors and Exchanges.

7.1 Definitions.

"Data Suppliers" means a vendor, exchange or other entity which supplies data used in the provision of the Services to the Client, including without limitation pricing data of the type referenced in Clause 9.2 of the Agreement.

7.2 Provision of Data.

The Custodian may provide the Client with pricing and other data licensed from Data Suppliers. The Custodian is licensed to provide such data only upon the following conditions: (i) Data Suppliers require that the data may not be used for any purpose independent of the service relationship established under the Agreement, and shall be used only internally (including in custodial holdings reports for actual investments sent to the investments’ beneficial owners and to intermediaries between the Client and the beneficial owners); (ii) the Data Suppliers’ licenses require that the Data Suppliers and their applicable affiliates shall be third-party beneficiaries of this Condition 7; (iii) the Data Suppliers’ licenses state that the Data Suppliers and their applicable affiliates have no liability or responsibility to the Client relating to the Client’s receipt or use of the data; and (iv) the Data Suppliers’ licenses require the Client, as recipient of the data, to comply with any terms or conditions relating to the use of the data from time to time provided to it by a Data Supplier. In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to the Client’s use of its data. A Data Supplier may, in its discretion: (x) direct Custodian to terminate the Client’s receipt of the Data Supplier’s data for any or no reason with or without notice; and (y) require the Client to enter into an agreement with it directly as a condition of receipt of its data.

7.3 Distribution of Data to Subadvisors.

If a Client which is an investment manager engages a subadvisor to help manage certain of its funds, then, upon consent of the Custodian, such Client may distribute the Data Suppliers’ data to such subadvisor; provided, however, that the use of such data by the subadvisor shall be subject to the provisions of Conditions 7.2(i) to (iv) (inclusive).

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Appendix A

List of Funds

  Strategy Shares Nasdaq 7HANDL™ Index ETF
  Strategy Shares Nasdaq 5HANDL™ Index ETF
  Strategy Shares Newfound/ReSolve Robust Momentum ETF
  Day Hagan/Ned Davis Research Smart Sector ETF
  Strategy Shares Gold-Hedged Bond ETF
  SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold-Hedged Bond ETF

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